EXHIBIT 99.1

CVR ENERGY DECLARES $6.50 SPECIAL DIVIDEND
SUGAR LAND, Texas (May 28, 2013) - CVR Energy, Inc. (NYSE: CVI) (“CVR Energy”) announced today that its board of directors has declared a special dividend of $6.50 per share payable on June 10, 2013, to stockholders of record at the close of business on June 3, 2013. The total amount of the special dividend payment will be approximately $564 million and brings the company's cumulative dividends declared in 2013 to approximately $1.1 billion.

CVR Energy owns the general partners and a majority interest in each of CVR Refining, LP (NYSE: CVRR) (“CVR Refining”) and CVR Partners, LP (NYSE: UAN) (“CVR Partners”). CVR Refining and CVR Partners each recently completed public offerings that generated net proceeds to CVR Energy of approximately $700 million, which combined with strong operations, allows the company to return significant additional capital to stockholders.

“Surpassing the billion dollar mark in returns to our stockholders by mid-year speaks volumes about the strength of our operating performance,” said CVR Energy Chairman Carl C. Icahn. “Our repeated ability to return capital demonstrates our ongoing commitment to providing outstanding value to our stockholders.”

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q.  These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Stockholders should consult their tax advisors regarding the tax effects of the dividend to them.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own a majority of the common units representing limited partner interests of CVR Refining and CVR Partners.

For further information, please contact:

Investor Relations:
Jay Finks
CVR Energy, Inc.
281-207-3588

InvestorRelations@CVREnergy.com

Media Relations:
Angie Dasbach
CVR Energy, Inc.
913-982-0482
MediaRelations@CVREnergy.com